Exhibit 10.2
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
     THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of February, 2008, by and between Pioneer Drilling Company, a Texas corporation having its principal place of business at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209 (the “Parent”), Pioneer Production Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent having its principal place of business at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209 (the “Employer”), and Joe Eustace, residing at 1305 US 281 South, Pleasanton, Texas 78064 (the “Employee”).
RECITALS
     WHEREAS, the Parent, WEDGE Group Incorporated (“WEDGE Group”), WEDGE Energy Holdings, L.L.C., WEDGE Oil and Gas Services, L.L.C., Timothy Daley, John Patterson and Patrick Grissom are party to that certain Securities Purchase Agreement, dated as of January ___, 2008 (the “Purchase Agreement”), pursuant to which the Parent will acquire all of the existing and outstanding limited liability company interests of WEDGE Fishing and Rental Services, L.L.C. and WEDGE Well Services, L.L.C. and all of the issued and outstanding capital stock of WEDGE Wireline Services, Inc., all upon the terms and subject to the conditions set forth in the Purchase Agreement; and
     WHEREAS, the Employee is employed by the Employer as President — Pioneer Energy Services, a division of Pioneer Drilling Company; and
     WHEREAS, simultaneously with and following the execution of this Agreement, the Parent and the Employer have agreed to provide, and will provide, the Employee with access to certain confidential information that relates to the business of the Parent and the Employer to include confidential information to which the Employee did not have access prior to execution of this Agreement; and
     WHEREAS, the Parent and the Employer desire that any such information not be disclosed to other parties or otherwise used for unauthorized purposes; and
     WHEREAS, the execution and delivery of this Agreement by the Employee is a condition to the obligations of the Parent to consummate the transactions contemplated by the Purchase Agreement; and
     WHEREAS, upon the consummation of the transactions contemplated the Purchase Agreement on the date hereof, the Employee will receive a transaction bonus from WEDGE Group or certain of its affiliates; and
     WHEREAS, the execution and delivery of this Agreement by the Employee is a condition to the Employee’s participation in the Key Employee Severance Plan of the Parent (the “Severance Plan”); and
     WHEREAS, the execution and delivery of this Agreement by the Employee is a condition to the Employee’s participation in the 2003 Incentive Plan of the Parent (the “Option Plan”) and the grant by the Parent to the Employee of options to purchase shares of the Common Stock of the Parent (the “Common Stock”) pursuant to the Option Plan;
     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties hereby agree as follows:

1.	Restrictive Covenants.
(a)	Certain Definitions.
(i)	“Affiliate” means, with respect to any particular Person or entity, any Person controlling, controlled by or under common control with such Person or entity.

(ii)	“Confidential Information” means any trade secrets, know-how, technical data or proprietary information of the Parent or the Employer, including, without limitation, information relating to products, services, processes, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, software source documents, development tools, other original works of authorship, hardware configuration, marketing and sales plans, business plans, budgets and financial information, prices and costs, customer lists, supplier lists, contact and key person lists, information regarding the skills and compensation of employees and contractors of the Parent or the Employer and other business information. The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, and whether now existing, or developed or created at any time during the Employee’s employment by the Employer. “Confidential Information” does not include any information that is or becomes generally available to the public other than as a result, directly or indirectly, of a breach by the Employee of this Agreement.

(iii)	“Covenant Term” means the period beginning on the date of this Agreement and ending on the three-year anniversary of the date of this Agreement.

(iv)	“Directly or Indirectly” means either directly as an individual or indirectly through any other Person, including as an officer, director, employee, employer, consultant, advisor, referring source, financing source, stockholder, investor or partner of or in any other Person (other than the ownership of publicly-traded securities that constitute less than 1% of the outstanding securities in such class).

(v)	“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust or other enterprise or entity.

(vi)	“Restricted Business” means each of the following: (A) the business of providing wireline services, fishing and rental tool services and well services, (B) each other business conducted by the Employer on, or within six (6) months prior to, the date of this Agreement and (C) the business of providing products or services substantially similar to or related to any of the foregoing.

(vii)	“Restricted Territory” means the United States of America.
(b)	Confidentiality.
(i)	Access to Confidential Information. The Employee acknowledges that he has occupied a position of trust and confidence with the Employer prior to the date hereof and has become familiar with the Confidential Information of the

Employer. During the Employee’s employment by the Employer, the Employer promises and agrees to provide the Employee with continued access to such Confidential Information and additional Confidential Information of the Parent and the Employer. The Employee agrees that the performance of his duties to the Employer requires that he become familiar with all such Confidential Information, and Employee agrees to become familiar with such Confidential Information. The Employee acknowledges that all such Confidential Information is the property of the Parent and the Employer, respectively, and that any use or public disclosure of the Confidential Information by the Employee (other than in the good faith performance of his duties to the Employer) would have an adverse effect on the business of the Parent and the Employer. The Employee acknowledges that he has agreed to the covenants set forth in this Section 1(b), as well as in Section 1(c), Section 1(d) and Section 1(e), as a condition to the Parent’s acquisition of the Employer and its goodwill, and the employment of the Employee by the Employer.

(ii)	Treatment of Confidential Information. At all times during the Employee’s employment by the Employer and at all times thereafter, the Employee will (A) not use, disclose or otherwise permit any Person access to any Confidential Information (except, while employed by the Employer, in the good faith performance of the Employee’s duties and responsibilities to the Employer), (B) not sell, license or otherwise exploit any products or services that embody in whole or in part any Confidential Information and (C) take all reasonable precautions to prevent disclosure of any Confidential Information to unauthorized Persons.

(iii)	Non-Use of Proprietary Information of Others. At all times during the Employee’s employment by the Employer, the Employee will not improperly use or disclose any confidential or proprietary information or trade secrets of any former or concurrent employer or other Person, and will not bring onto the premises of the Parent or the Employer any unpublished document or any property belonging to any such employer or Person without such employer’s or Person’s written consent.

(iv)	Treatment of Third Party Proprietary Information. The Employer and the Parent have and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of and to use such information only for certain limited purposes. At all times during the Employee’s employment by the Employer, the Employee will hold all such third party confidential or proprietary information in the strictest confidence and not disclose it to any Person or use it, except as necessary in the course of the Employee’s work on behalf of the Employer and in accordance with the Employer’s or the Parent’s agreement with such third party.

(v)	Compelled Disclosure. Notwithstanding the provisions of Section 1(b)(i), if the Employee is requested to disclose any Confidential Information to any governmental, regulatory or other such authority with proper jurisdiction, the Employee must promptly notify the Parent and the Employer to permit the Parent and the Employer to seek a protective order or to take other appropriate action. The Employee must also exercise his reasonable best efforts (subject to the advice of legal counsel) to cooperate in the Parent and the Employer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the Confidential Information. If, in the absence of a protective order, the Employee is, in the opinion of legal counsel, compelled as a matter of law to disclose the Confidential Information, the Employee may disclose to the party compelling disclosure such part, and only such part, of the Confidential Information that is required by law or legal process to be disclosed.
(c) Non-Solicitation. In consideration of the Employer’s promise to provide the Employee access to Confidential Information (and continue access previously given), the Employee covenants and agrees that at all times during the Covenant Term, the Employee will not (other than within the scope of his employment with the Employer), Directly or Indirectly, (i) solicit, encourage, recruit or induce, or attempt to solicit, encourage, recruit or induce, or take any other action that is intended, directly or indirectly, to result in any employee of the Parent, the Employer or any of their respective Affiliates to terminate his or her employment, (ii) interfere in any manner with the contractual or employment relationship between the Employer, the Parent or any of their respective Affiliates, on the one hand, and any other employees or independent contractors of the Employer, the Parent or any of their respective Affiliates, on the other hand, or (iii) hire or attempt to hire any former employee of the Employer, the Parent or any of their respective Affiliates, whose termination from employment has been effective for one year or less.
(d) Non-Interference with Business Relationships. In consideration of the Employer’s promise to provide the Employee access to Confidential Information (and continue access previously given), the Employee covenants and agrees that at all times during the Covenant Term, the Employee will not (other than within the scope of his employment with the Employer), Directly or Indirectly, (i) call on, solicit or attempt to call on or solicit any customer, customer prospect, supplier or account of the Parent, the Employer or any of their respective Affiliates in respect of Restricted Business, (ii) influence or attempt to influence any customer, customer prospect, supplier or account of the Parent, the Employer or any of their respective Affiliates to stop doing business with the Parent, the Employer and their respective Affiliates or (iii) influence or attempt to influence any customer, customer prospect, supplier or account of the Parent, the Employer or any of their respective Affiliates to do business with a competing Person.
(e) Non-Competition. In consideration of the Employer’s promise to provide the Employee access to Confidential Information (and continue access previously given), the Employee covenants and agrees that at all times during the Covenant Term, the Employee will not (other than within the scope of his employment with the Employer), Directly or Indirectly, (i) engage in any Restricted Business within the Restricted Territory or (ii) give advice or lend credit, money or reputation to any Person engaged in or establishing any Restricted Business in the Restricted Territory. The Employee waives any and all right to contest the Parent’s and the Employer’s right and ability to enforce the agreements and covenants of the Employee contained in this Section 1(e) where his employment by the Employer has been terminated by the Employer.
(f) Protection of Acquired Goodwill. The agreements and covenants in this Section 1 have been separately bargained for by the Parent (on behalf of itself and the Employer) to protect the Employer and its business and goodwill, which is being acquired by the Parent under the Purchase Agreement, and to ensure that the Parent will have the full benefit of the value thereof. The Employee acknowledges that the nature of the business conducted by the Parent and the Employer is highly competitive, that one of the most valuable assets of the Employer is its goodwill in the marketplace and among its clients and customers, which the Employee helped to develop and maintain in the course of the Employee’s service to the Employer, and that the Parent, in entering into the transactions contemplated by the Purchase Agreement, has relied on the fact that it is acquiring the goodwill of the Employer and therefore the willingness of the Employee to restrict his ability to compete with the Employer per the terms of this Agreement.
(g) Reasonable Scope of Covenants. The Employee acknowledges and agrees that the agreements and covenants set forth in this Section 1 are (i) necessary to protect the legitimate business interests of the Parent and the Employer, including the protection of confidential information and intellectual property, (ii) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of the Employee than is reasonably necessary to protect such legitimate business interests of the Parent and the Employer and (iii) reasonable in light of the consideration and other value provided to the Employee by the Employer. The Employee hereby waives any and all right to contest the validity of the agreements and covenants in this Section 1 on the ground of the breadth of their geographic or business coverage or the length of their term. If, notwithstanding the foregoing, any of the above agreements and covenants in this Section 1 (or any items or elements thereof) are held to be unreasonable, invalid, or otherwise unenforceable, in whole or in part, the Employee, the Parent and the Employer each agree that any court or authority so finding will have the authority to reform, redraft, blue pencil or otherwise modify any and all portions ruled to be unreasonable, invalid or unenforceable, whether as to time, scope, geography or otherwise, so that the covenant or covenants, as so reformed, will be applicable and enforceable to the fullest extent allowed by law.
(h) Independent Covenants. Each of the agreements and covenants of the Employee contained in Section 1(b), Section 1(c), Section 1(d) and Section 1(e) will be construed as independent of any other provision of this Agreement or of any other agreement or arrangement between the Parent or the Employer, on the one hand, and the Employee, on the other hand, and the existence of any claim or cause of action by the Employee against the Parent or the Employer (or any of their respective Affiliates) will not constitute a defense to the enforcement by the Parent or the Employer of such covenants. The Employee understands that the agreements and covenants of the Employee contained in Section 1(b), Section 1(c), Section 1(d) and Section 1(e) are essential elements of the transactions contemplated by the Purchase Agreement and, but for such covenants, the Parent would not have agreed to enter into the Purchase Agreement or to consummate the transactions contemplated thereby. The Employee further understands and agrees that the promise by the Company to provide Confidential Information herein is in return for the promises and agreements by the Employee under Section 1(b), Section 1(c), Section 1(d) and Section 1(e).
(i) Equitable Remedies. In the event of a breach or a threatened breach by the Employee of any of the provisions of this Section 1, the Employee acknowledges that the Parent and/or the Employer will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to obtain, and, therefore, will not have an adequate remedy available at law. Accordingly, the Parent and the Employer will be entitled to obtain such injunctive relief or other equitable remedy, without the necessity of posting bond therefor, from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing will be in addition to any other rights the Parent and the Employer may have at law or in equity, including without limitation the right to sue for damages. The Employee agrees that if, during any calendar month during the Covenant Term, the Employee is not in compliance with any of the covenants in this Section 1, the Parent and the Employer will be entitled to, among other remedies, specific enforcement of the Employee’s compliance with all such covenants for an additional number of calendar months following the end of the Covenant Term as equals the number of calendar months during which such noncompliance occurred.

2.	Repurchase Option.
(a) Grant of Repurchase Option. The Parent will have the right, but not the obligation, to repurchase all of the shares of Common Stock issued to the Employee pursuant to the exercise of options or the grant of restricted stock under the Option Plan (the “Subject Shares”) upon any breach by the Employee of any of the Employee’s covenants and obligations pursuant to Section 1 (the “Triggering Breach”) on the terms and subject to the conditions set forth in this Section 2 (the “Repurchase Option”). The Repurchase Option is in addition to any rights or remedies that the Parent may have, or choose to exercise, with respect to any Triggering Breach.
(b) Exercise of Repurchase Option. In order to exercise the Repurchase Option with respect to a particular Triggering Breach, the Parent must give written notice to the Employee no later than sixty (60) days after the date on which the Chief Executive Officer or the Secretary of the Parent has actual knowledge of all of the circumstances constituting such Triggering Breach. If the Parent fails to give notice within such sixty (60) day period, the Repurchase Option with respect to such Triggering Breach will terminate unless the Parent and the Employee have agreed to extend such period for exercise. The failure of the Parent to exercise its Repurchase Option with respect to any particular Triggering Breach will not prejudice its right to exercise its Repurchase Option with respect to any subsequent Triggering Breach. The Repurchase Option may be exercised, in the Parent’s sole discretion, for all or any portion of the Subject Shares subject to the Repurchase Option.
(c) Consummation of Repurchase Option. The purchase price for the Subject Shares being repurchased by the Parent pursuant to the Repurchase Option will be the Employee’s original cost for such Subject Shares (the “Repurchase Price”). On the first business day after the expiration of fifteen (15) days from the date of the written notice to the Employee of the Parent’s exercise of the Repurchase Option, (i) the Parent will pay the Repurchase Price to the Employee and (ii) the Employee will deliver the Subject Shares, with such evidence of conveyance as the Parent may reasonably request, to the Parent.
(d) Assignment of Repurchase Option. The Parent may assign the Repurchase Option at any time, whether or not such option is then exercisable, to one or more Persons as may be selected by the Parent.
(e) Substituted Property. Upon the occurrence of a change in the character or amount of the Common Stock, any and all new, substituted or additional securities or other property to which the Employee is entitled by reason of the Employee’s ownership of Subject Shares will be automatically subject to the Repurchase Option and included in the term “Subject Shares” for all purposes of the Repurchase Option. Similar provision will be made for any like changes occurring with respect to any such new, substituted or additional securities or other property. The aggregate Repurchase Price will remain the same after any such changes.
3.	Right of Restitution.
(a) Grant of Right. Upon the occurrence of any Triggering Breach, the Parent will have the right (the “Right of Restitution”) to require the Employee to pay to the Parent an amount of cash (the “Restitution Amount”) equal to the sum of (i) the dollar amount of all cash payments made by the Parent to the Employee pursuant to the Severance Plan, (ii) the dollar cost to the Parent of all non-cash benefits made available by the Parent to the Employee pursuant to the Severance Plan and (iii) the Realized Profit (as defined in Section 3(e)) in respect of all Subject Shares previously transferred by the Employee (which Subject Shares, upon such Triggering Breach, would have become subject to the Repurchase Option in accordance with Section 2 but for such transfer). The Right of Restitution is in addition to any rights or remedies that the Parent may have, or choose to exercise, with respect to any Triggering Breach.
(b) Exercise of Right. In order to exercise the Right of Restitution, the Parent must give written notice to the Employee no later than sixty (60) days after the date on which the Chief Executive Officer or the Secretary of the Parent has actual knowledge of all of the circumstances constituting the Triggering Breach. If the Parent fails to give notice within such sixty (60) day period, the Right of Restitution will terminate unless the Parent and the Employee have agreed to extend such period for exercise.
(c) Terms of Payment. The Employee must pay the Restitution Amount to the Parent no later than the first business day after the expiration of fifteen (15) days from the date of the written notice to the Employee of the Parent’s exercise of the Right of Restitution following the occurrence of the Triggering Breach. At the Parent’s option, the Parent may set-off against the Restitution Amount any sum owed to the Employee by the Parent, including the amount of any Repurchase Price payable to the Employee.
(d) Substituted Property. Upon the occurrence of any change in the character or amount of the Common Stock, any and all new, substituted or additional securities or other property to which the Employee is entitled by reason of the Employee’s ownership of Subject Shares will be automatically included in the term “Subject Shares,” and the value thereof included in the calculation of the Realized Profit, for all purposes of the Right of Restitution. Similar provision will be made for any like changes occurring with respect to any such new, substituted or additional securities or other property.
(e) Realized Profit. The “Realized Profit” shall be (i) with respect to any bona fide transfer of Subject Shares to a third party in an arms’ length transaction, the amount of any gain realized, or payment received, by the Employee as a result of the transfer and (ii) with respect to any other transfer of Subject Shares, the Fair Market Value (as defined below) of such shares on the effective date of such transfer, in each case with simple interest accruing on such amount from the date of transfer to the date on which the Restitution Amount is paid to the Parent at a rate of eight percent (8.00%) per annum. “Fair Market Value” means, as of any date, the value of a Subject Share as determined in good faith by the Board of Directors of the Parent, except that if the Common Stock is listed on a national securities exchange or quotation system on such date, the Fair Market Value of a Subject Share will be the closing price of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if the Common Stock is so quoted instead) as quoted on the national securities exchange or quotation system constituting the primary market for the Common Stock, as reported by Bloomberg Financial Markets or such other source as the Parent deems reliable. If the relevant date of valuation does not fall on a day on which the Common Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value will be established will be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as may be determined by the Board of Directors of the Parent, in its discretion.
4.	Return of Employer Property. Immediately following the termination of the Employee’s employment by the Employer (regardless of the reason for termination, if any, and regardless of whether such employment is terminated by the Employee or the Employer), the Employee must deliver to the Employer (and will not knowingly keep in his possession or deliver to any other Person) any and all property of the Parent or the Employer (e.g., laptop computers, records, data, notes, reports, proposals, lists, correspondence or specifications) or reproductions of any such property, regardless of the media or format in which such property is retained.

5.	Disclaimer of Employment Contract. The Employee agrees and acknowledges that this Agreement is not an employment contract for a term and that the Employee has the right to resign from the Employer, and the Employer has the right to terminate its employment of the Employee at will, at any time, for any or no reason, with or without cause, consistent with applicable law. The Employee agrees and acknowledges that the termination of the Employee’s employment by the Employer (regardless of the reason for termination, if any, and regardless of whether terminated by the Employee or the Employer) will not result in the termination of this Agreement or the Employee’s obligations hereunder.

6.	Notices. Any and all notices in connection with this Agreement will be deemed adequately given only if in writing and (a) personally delivered, (b) sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized, receipted overnight courier or (c) sent by facsimile transmission or electronic mail, provided that a physical copy is also sent with postage prepaid thereon via regular mail on that date to the party for whom such notice is intended. A written notice will be deemed to have been given to the recipient party on the earlier of (i) the date it is actually received by the recipient; (ii) the date delivery is refused at the address required by this Agreement; (iii) with respect to notices sent by mail or overnight courier, the date that the Postal Service or overnight courier, as the case may be, indicates that such notice was undeliverable at the address required by this Agreement; or (iv) immediately upon the non-automated confirmation of receipt by the recipient if sent by facsimile transmission or electronic mail. Any and all notices referred to in this Agreement, or that any party desires to give to any other party, must be addressed to the recipient parties at the addresses set forth in the preamble to this Agreement or to such other addresses, facsimile numbers or electronic mail addresses as such recipient party may have specified by notice given to the other party pursuant to this Section 6.

7.	Assignment. The Employee may not delegate any of his duties or obligations under this Agreement. The rights and obligations of the Parent and the Employer under this Agreement will inure to the benefit of and will be binding upon their respective successors and assigns. This Agreement may not be interpreted to confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

8.	Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior written agreements and any and all prior or contemporaneous oral agreements between the parties hereto, with respect to the subject matter hereof.

9.	Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid unless it is in writing and signed by the Parent, the Employer and the Employee. No waiver by any party to this Agreement of any default or breach of covenant hereunder, whether intentional or not, may be deemed to extend to any other prior, contemporaneous or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any other prior, contemporaneous or subsequent such occurrence.

10.	Severability. If any provision of this Agreement, as applied to any party or to any circumstance, is held invalid, illegal, void or unenforceable by any court of competent jurisdiction, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining provisions of this Agreement without including any of such that may be hereafter declared to be (in whole or in part) invalid, illegal, void or unenforceable.

11.	Headings. The section headings contained in this Agreement are inserted for convenience only and are not to be a construction of the provisions hereof.

12.	Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and will be considered as substantive and not prefatory language.

13.	Further Assurances. Each of the parties agrees to execute and deliver all such further documents, instruments and agreements and take such other and further action as may be necessary or appropriate to carry out the purposes and intents of this Agreement.

14.	Governing Law. This Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

15.	Remedies Cumulative. The remedies provided for in this Agreement are cumulative and not exclusive of any other remedies provided at law. If any party to this Agreement brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the substantially prevailing party will be entitled to recover from the other party to this Agreement reasonable attorneys’ fees and other out-of-pocket expenses associated with such action, in addition to any other relief to which such may be entitled.

16.	WAIVER OF JURY TRIAL.
(a) WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(b) CERTIFICATION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 16.
17.	Construction. The parties jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumptions or burdens of proof may arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each provision and covenant contained in this Agreement have independent significance.

18.	Counterparts. This Agreement may be executed in two or more counterparts (including by exchange of signature pages transmitted by facsimile or other electronic means), each of which will be deemed an original but all of which, when together, will constitute one and the same instrument.

     IN WITNESS WHEREOF, this Confidentiality and Non-Competition Agreement has been executed by the parties hereto as of the date first written above. By their signature below, each Party warrants and affirms that they have read and understand the terms of this Agreement, and enter into it knowingly and voluntarily, with ample time to consider its import.
PARENT:

PIONEER DRILLING COMPANY, a Texas corporation
By:	/s/ Joyce M. Schuldt
	Name:	Joyce M. Schuldt
	Title:	EVP, CFO, Secretary

EMPLOYER:

PIONEER PRODUCTION SERVICES, INC., a Delaware corporation
By:	/s/ Joyce M. Schuldt
	Name:	Joyce M. Schuldt
	Title:	EVP, CFO, Secretary

EMPLOYEE:
/s/ Joseph B. Eustace
Printed Name: Joseph B. Eustace
{Signature Page to Confidentiality and Non-Competition Agreement}